    WORLD MONITOR TRUST--
    SERIES C
    MONTHLY REPORT/
    APRIL 28, 2000

         WORLD MONITOR TRUST--SERIES C
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from April 1, 2000 to April 28, 2000 for World Monitor Trust--Series C ('Series C'). The net asset value of an interest as of April 28, 2000 was $76.23, an increase of 1.87% from the March 31, 2000 value of $74.83. The year-to-date return for Series C was a decrease of 20.58% as of April 28, 2000.

The estimated net asset value per interest as of May 17, 2000 was $75.28. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          -------------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
------------------------------------------------------
For the period from April 1, 2000 to
  April 28, 2000
Revenues:
Realized loss on commodity
  transactions..........................   $  (267,003)
Change in unrealized commodity
  positions.............................       556,538
Interest income.........................        65,672
                                           -----------
                                               355,207
                                           -----------
Expenses:
Commissions.............................        81,044
Management fee..........................        20,869
                                           -----------
                                               101,913
                                           -----------
Net gain................................   $   253,294
                                           -----------
                                           -----------

STATEMENT OF CHANGES IN NET ASSET VALUE
-------------------------------------------------------
For the period from April 1, 2000 to
  April 28, 2000
                                                  Per
                                     Total      Interest
                                  -----------   -------
Net asset value at beginning
  of period (178,838.669
  interests)....................  $13,382,329   $ 74.83
Contributions...................      266,400
Net gain........................      253,294
Redemptions.....................     (124,133)
                                  -----------
Net asset value at end of
  period (180,733.934
  interests)....................  $13,777,890     76.23
                                  -----------
                                  -----------
Change in net asset
  value per interest.........................   $  1.40
                                                -------
                                                -------
Percentage change............................      1.87%
                                                -------
                                                -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust-- Series C is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             by: /s/ Barbara J. Brooks
                                 --------------------
                                 Barbara J. Brooks
                                 Chief Financial Officer